Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED.

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND

HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE

COMMISSION.

JOINT VENTURE AGREEMENT

dated 18 April 2017

VOLVO CAR CORPORATION

and

AUTOLIV DEVELOPMENT AB

regarding

ZENUITY AB

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION	2

2.	FORMATION OF THE JV COMPANY AND THE JV GROUP	6

3.	THE BUSINESS OF THE JV GROUP	7

4.	FINANCING OF THE JV COMPANY	10

5.	MANAGEMENT OF THE JV COMPANY	10

6.	ALLOCATION OF FUNDS AVAILABLE FOR DISTRIBUTION	16

7.	INTELLECTUAL PROPERTY RIGHTS	17

8.	DISPOSAL OF SHARES	18

9.	REDEMPTION	19

10.	VALUATION	22

11.	COVENANTS	23

12.	TERM AND TERMINATION	24

13.	DISSOLUTION OF THE PARTIES’ CO-OPERATION	25

14.	NOTICES	27

15.	RELATION TO THE ARTICLES OF ASSOCIATION AND THE COMPANIES ACT	28

16.	MISCELLANEOUS	28

17.	GOVERNING LAW AND DISPUTE RESOLUTION	29

EXHIBITS

Exhibit E(i)	Volvo Cars Background IP Assignment Agreement

Exhibit E(ii)	Autoliv Background IP Assignment Agreement

Exhibit E(iii)	Volvo Cars Background IP License Agreement

Exhibit E (iv)	Autoliv Background IP License Agreement

Exhibit E(v)	Volvo Cars Background Patent License Agreement

Exhibit E (vi)	Autoliv Background Patent License Agreement

Exhibit 2.2	Articles of Association

Exhibit 3.1.1	The Business

Exhibit 3.2.3	Pricing Process

Exhibit 3.3.2(a)	Volvo Cars Master Commercialization License Agreement

Exhibit 3.3.2(b)	Autoliv Master Commercialization License Agreement

Exhibit 3.3.2(c)	Transitional Services Agreement (regarding services from both Volvo Cars and Autoliv)

Exhibit 4.1	Business Plan

Exhibit 5.2.10	Rules of procedure for the Board

Exhibit 5.3.3(a)	Instructions to the Managing Director

Exhibit 5.3.3(b)	Instructions to the CFO

Exhibit 5.12(a)	ALV Code of Conduct

Exhibit 5.12(b)	Volvo Cars Code of Conduct

Exhibit 7.2	IP strategy

Exhibit 10.3	Financial model

Exhibit 11.1	Non-compete qualifications

Exhibit 13.2.4	Migration Services

This JOINT VENTURE AGREEMENT (this “Agreement”) is dated 18 April 2017 and made between:

(1)	VOLVO CAR CORPORATION, Reg. No. 556074-3089, a limited liability company incorporated under the laws of Sweden, having its principal place of business at Assar Gabrielssons väg, 418 78 Gothenburg, Sweden (“Volvo Cars”); and

(2)	AUTOLIV DEVELOPMENT AKTIEBOLAG, Reg. No. 556070-0543, a limited liability company incorporated under the laws of Sweden, having its principal place of business at Wallentinsvägen 22, 447 83 Vårgårda, Sweden (“Autoliv”).

Volvo Cars and Autoliv are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

BACKGROUND

A.	Volvo Cars and its Affiliates are world-wide developers and manufacturers of passenger cars and are engaged in the development, manufacturing, marketing and sales of such cars and solutions related thereto.

B.	Autoliv and its Affiliates are world-wide leading developers and producers of systems and equipment for personal safety in motor vehicles, including electronics, such as electronic control units, sensors for safety systems and solutions within the active safety area.

C.	The Parties have for some time evaluated a potential co-operation with respect to advanced driver assistance systems (“ADAS”) and highly automated driving systems (“HAD”). As a result thereof, the Parties and their Affiliates have on 16 July 2015 entered into a joint development and co-operation agreement (the “JDA”), a joint ownership agreement (the “JOA”) and a license and sublicense agreement within such field, and with an intention to establish, and to transfer the co-operation to, a legal entity controlled by the Parties jointly.

D.	The Parties have on 20 December 2016 entered into an investment agreement (the “Investment Agreement”), pursuant to which the Parties have agreed on their respective investments in the JV Company (as defined below) and where the contributed assets and cash of each Party have been specified. The Investment Agreement sets out that this Agreement shall be entered into and govern the Parties’ mutual ownership in and governance of the JV Company.

E.	Before entering into this Agreement, the Parties have assessed their co-operation pursuant to applicable competition laws and, at the outset thereof, each Party undertakes, if a Party or the JV Company (as the case may be) during the term of this Agreement submits a reasoned request to the other Party (or the Parties in case of the JV Company), to co-operate in good faith to jointly re-assess the terms and conditions of this Agreement under competition laws applicable at the time.

F.

In addition to the Investment Agreement, each Party has on this day entered into a license agreement with the JV Company, pursuant to which the JV Company is granted a license to each Party’s Background Intellectual Property Rights (as further defined in such agreements), Exhibits E(i)–(vi) (“Volvo Cars Background IP Assignment Agreement”, “Autoliv Background IP Assignment Agreement”, “Volvo Cars Background IP

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License Agreement”, “Autoliv Background IP License Agreement”, “Volvo Cars Background Patent License Agreement” and “Autoliv Background Patent License Agreement”, respectively).

G.	The Parties acknowledge that the JDA and the JOA shall expire when the Project (as defined in Amendment 3 to the JDA) has been finalized and be replaced by this Agreement.

1.	DEFINITIONS AND CONSTRUCTION

1.1	Unless otherwise expressly required by the context, the following capitalized terms shall have the following meanings:

“Accounting Principles” means (i) Swedish GAAP in respect of the JV Company (and in case of any new subsidiary of the JV Company incorporated in Sweden); (ii) the generally accepted accounting principles, rules, policies, practices, procedures and methods applicable in the relevant jurisdiction of each JV Group Company incorporated outside of Sweden, and, (iii) for the purposes of the JV Group reporting to the Parties; (a) IFRS (Volvo Cars) and (b) US GAAP (Autoliv), respectively.

“ADAS” is defined in Recital C above.

“Affiliate” shall mean (i) with respect to Autoliv: any person that is Controlled by Autoliv, Inc. and (ii) with respect to Volvo Cars: any person that is Controlled by Volvo Car AB; in each case as long as such Control exists.

“Agreement” shall mean the contents of this joint venture agreement, including all exhibits, amendments and supplements to it or its exhibits made or prepared in accordance with the provisions of this Agreement.

“Articles of Association” shall mean the JV Company’s articles of association, as amended from time to time.

“Application Engineering” means engineering provided by a Party for the purposes of adapting or adjusting the software supplied by the JV Company to hardware provided by Autoliv or to otherwise cause the software to meet the requests of Autoliv´s customers.

“Autoliv” is defined in the preamble above.

“Autoliv Background IP Assignment Agreement” is attached as Exhibit E(ii)

“Autoliv Background IP License Agreement” is attached as Exhibit E(iv).

“Autoliv Background Patent License Agreement” is attached as Exhibit E(v).

“Autoliv Master Commercialization License Agreement” shall have the meaning set forth in Clause 3.3.2(b).

“Background IPR” shall have the meaning set forth in Clause 7.1.

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“Board” shall mean the JV Company’s board of directors.

“Business” shall have the meaning set forth in Clause 3.1.1.

“Business Day” means any Monday to Friday on which banks in Sweden and United States are generally open for business, other than for Internet banking services only.

“Business Plan” shall have the meaning set forth in Clause 4.1.

“CFO” shall mean the CFO of the JV Company.

“Chairman” shall mean the chairman of the Board.

“Change of Control Notice” shall have the meaning set forth in Clause 9.2.3.

“Changing Party” shall have the meaning set forth in Clause 9.2.1.

“Conflict Matter” shall have the meaning set forth in Clause 5.8.

”Companies Act” shall mean the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)), in force from time to time.

“Confidential Information” shall mean all information of any kind or nature (whether written, oral, electronic or in any other form), including, without limitation, the contents of this Agreement, any financial information, trade secrets, customer lists or other information, which a Party from time to time may receive or obtain as a result of entering into or performing its obligations pursuant to this Agreement, relating to the other Party or the JV Group.

“Control” shall mean the possession, directly or indirectly, of more than fifty (50) per cent of the voting rights or other equity interests of any other person; or the power to appoint the majority of the members of the board of directors of any other person, or the power to cause the direction of management of any other person; or otherwise the actual control of any other person through the ownership, by contract, trustee or otherwise.

“Deadlock Matter” shall have the meaning set forth in Clause 5.7.1.

“Deadlock Notice” shall have the meaning set forth in Clause 5.7.1.

“Default Notice” shall have the meaning set forth in Clause 9.1.1.

“Defaulting Party” shall have the meaning set forth in Clause 9.1.1.

[*]

[*]

“Escalation Committee” shall have the meaning set forth in Clause 5.7.2.

“Expenses” means Autoliv’s forecasted direct and indirect selling expenses, including sales, marketing and administration expenses related to the sale of software supplied by the JV Company. When determining the Expenses, expenses incurred by Autoliv for [*] shall be excluded. [*]

*CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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“Foreground IP” shall have the meaning set forth in Clause 7.1.

“HAD” is defined in Recital C above.

“IFRS” means the principles, rules, policies, practices, procedures and methods for Swedish companies applying the International Financial Reporting Standards, and as further specified in Volvo Cars’ Financial Manual (as amended from time to time).

“Insolvent Party” shall have the meaning set forth in Clause 9.3.1.

“Intellectual Property Rights” shall mean any and all company names, business names, copyrights (including rights in computer software), semiconductor topography rights, domain names, know-how, patents and utility models (and any continuation, continuation-in-part, divisional, re-examined or reissued patent, foreign counterpart or renewal or extension relating thereto), rights in databases, designs and inventions, trademarks, trade names, trade secrets and all other intellectual and industrial property rights of a corresponding or similar nature, which may presently or in the future exist anywhere in the world, whether registered or not, and registered includes any applications for registration and renewals, as well as any licenses of any of the foregoing.

“Investment Agreement” is defined in Recital D above.

“JDA” is defined in Recital C above.

“JOA” is defined in Recital C above.

”JV Company” shall mean Zenuity AB, Reg. No. 559073-6871, a limited liability company incorporated under the laws of Sweden.

“JV Group” shall mean the JV Company and the Subsidiaries.

“JV Group Company” shall mean the JV Company or any of the Subsidiaries.

“License” means to non-exclusively license, sub-license, lease, make available, import, export, use as part of a service delivery and/or to otherwise distribute in exchange for direct or indirect economic gain. For clarity, the definition “License” does not cover any right to exclusively license, assign or transfer Intellectual Property Rights.

“Managing Director” shall mean JV Company’s Managing Director.

“Mandatory Deadlock Matter” shall have the meaning set forth in Clause 5.7.2.

“Master Commercialization License Agreement” shall mean either the Autoliv Master Commercialization License Agreement or the Volvo Cars Master Commercialization License Agreement.

“Party” and “Parties” are defined in the preamble above.

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“Ramp-Down Period” shall have the meaning set forth in Clause 13.2.1.

“Redeeming Party” shall have the meaning set forth in Clause 9.3.1.

“Requesting Party” shall have the meaning set forth in Clause 9.1.1.

“Remaining IPR” shall have the meaning set forth in Clause 13.1.4.

“SCC” shall mean the Stockholm Chamber of Commerce.

“Share” shall mean a share issued in the capital of the JV Company irrespective of class and any other instrument convertible into or exchangeable for such share and any other right to subscribe for such share.

“Software Revenue” shall mean revenue received by any Autoliv Affiliate in relation to the sale of software supplied by the JV Company, and [*].

“Special Project” shall have the meaning set forth in Clause 5.13.

“Special Project Time Period” shall have the meaning set forth in Clause 5.13.

“Swedish GAAP” means the Swedish generally accepted accounting principles, rules, policies, practices, procedures and methods for companies applying K3.

“Subsidiaries” means Zenuity GmbH, with registered office at Theresienhöhe 30, c/o Blitzstart Holding AG, 80339 München, a limited liability company incorporated under the laws of Germany and Zenuity, Inc., with a registered office at 1209 Orange St., Wilmington, New Castle County, 19801 Delaware, a limited liability company incorporated under the laws of the State of Delaware, United States.

“Transaction” shall have the meaning set forth in Clause 9.2.2(a).

“Transitional Services Agreement” shall have the meaning set forth in Clause 3.3.2(c).

“Use” means to make, Have Made (as defined below), keep, install, re-install, integrate, extract, assemble, combine, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, test, market or otherwise use. For clarity, the definition of ”Use” does not cover any activities falling under the definition of to “License”. The right to “Have Made” is the right of each Party and/or its Affiliates to have a Third Party (or their sub-contractor of any tier) carry out activities solely for or on behalf of the Party and/or its Affiliates and does not include: a) the right to use for or on such Third Party’s own behalf; or b) for or on behalf of any customer of such Third Party other than the Parties and/or its Affiliates.

“US GAAP” means the generally accepted accounting principles, rules, policies, practices, procedures and methods adopted by the U.S. Security and Exchange Commission, and as further specified in Autoliv’s Financial Manual (as amended from time to time).

“Volvo Car AB” shall mean Volvo Car AB (publ), Reg. No. 556810-8988, a public limited liability company incorporated under the laws of Sweden, and being the parent company to Volvo Cars.

*CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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“Volvo Cars” is defined in the preamble above.

“Volvo Cars Background IP License Agreement” is attached as Exhibit E(iii).

“Volvo Cars Background Patent License Agreement” is attached as Exhibit E(v).

“Volvo Cars Master Commercialization License Agreement” shall have the meaning set forth in Clause 3.3.2(a).

1.2	In this Agreement, words importing the singular number only shall include the plural and vice versa, words of any gender shall also import the other gender and words importing persons shall include legal entities and vice versa.

1.3	Clauses and headings are for ease of reference only and are not to be used as an aid in the interpretation of this Agreement.

1.4	Unless otherwise set out in this Agreement, references to Clauses are to Clauses of this Agreement and references to exhibits are to exhibits to this Agreement.

1.5	Unless a contrary indication appears, any reference in this Agreement to:

(a)	any agreement or instrument is a reference to that agreement or instrument as amended, supplemented, extended or restated;

(b)	a reference to “law” and/or “regulation” includes any law, regulation, judgement or other legally binding requirement or rule of any governmental authority in any jurisdiction applicable to either of the Parties and/or any of the JV Group Companies (whichever relevant); and

(c)	a provision of law or regulation is a reference to that provision as amended, supplemented or re-enacted.

2.	FORMATION OF THE JV COMPANY AND THE JV GROUP

2.1	The JV Company has been acquired as an off-the shelf company by Volvo Cars, for the sole purpose of the Parties’ joint development and commercialization of software technologies within the field of ADAS and HAD, including the ownership and licensing of Intellectual Property Rights related thereto. The JV Company has not transacted any business prior to the acquisition by Volvo Cars. The transfer from Volvo Cars of 50 per cent of the Shares to Autoliv and the contribution by Autoliv to the JV Company of the Subsidiaries are set out in the Investment Agreement.

2.2	The initial Articles of Association are set out in Exhibit 2.2.

2.3	The Parties agree that the name of the JV Company shall be Zenuity AB.

2.4	The official language of the JV Company shall be English.

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2.5	The JV Company shall have its registered office and its principal office in Gothenburg, Sweden.

2.6	The Articles of Association shall have a fixed share capital and a fixed number of shares (and not an interval), and the absolute numbers with respect thereto shall not change unless in accordance with this Agreement.

2.7	The JV Company shall have an issued and fully paid share capital of SEK 500,000, divided into 500,000 Shares, which shall be owned by the Parties as follows:

Shareholder	No. of shares	Shareholding and votes (per cent)
Volvo Cars	250,000	50
Autoliv	250,000	50

2.8	Unless otherwise agreed between the Parties, or as an effect of the provisions herein, the allocation of Shares and votes in the JV Company (both in absolute numbers and in per cent) shall remain unchanged during the term of this Agreement. If the Parties agree to increase the share capital of the JV Company, each Party shall have the right to exercise its pre-emption right to subscribe for new Shares or securities convertible into shares (as applicable), pro rata to its, at the time, existing shareholding in the JV Company.

3.	THE BUSINESS OF THE JV GROUP

3.1	General

3.1.1	The objectives of the JV Group (the “Business”) shall be to

(a)	develop and provide world leading, intelligent and reliable automotive driver assistance and highly autonomous driving software solutions by creating advanced features and functions in the ADAS and HAD fields, and to monetize such features and functions by ensuring they can be applied and supplied to Volvo Cars for application in vehicles on the terms and conditions of the Volvo Cars Master Commercialization License Agreement and to all other potential customers, on a worldwide, exclusive basis, via Autoliv and on the terms and conditions of the Autoliv Master Commercialization License Agreement;

(b)	conduct research within the fields of, inter alia, human factors, vehicle environment and computer techniques to obtain state of the art knowledge for development of algorithms to assist the driving activity and/or enable automated driving; and

(c)	own and license Intellectual Property Rights related to the Business pursuant to the Volvo Cars Master Commercialization Agreement and Autoliv Master Commercialization License Agreement.

For the avoidance of doubt, sensor development and actuator development do not constitute part of the Business. A more detailed description of the Business is set out in Exhibit 3.1.1.

3.1.2	The Business and the Parties (in respect of the JV Group) shall take into account on the one side Volvo Cars’ business interest to be the leading OEM within the field of

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ADAS and HAD, and on the other side Autoliv’s business interest to sell ADAS and HAD to all potential customers of such systems, making a fair and equitable balance, including allocation of resources within the JV Group, between those interests.

3.1.3	Subject to Clause 4, the JV Group shall have the resources necessary to operate the Business on a standalone basis, and maintain all certifications, approvals and licenses necessary or required for the Business.

3.1.4	The Business shall be conducted on sound commercial basis in accordance with the principles set forth in this Agreement and as directed by the Board and shall comply with all applicable laws, regulations and rules. The Business shall be characterized by fast market response, rapid adaption and agile operations.

3.2	Compensation to the JV Company

3.2.1	The supply by the JV Company of software (i.e. software that from time to time is provided under the Volvo Cars Master Commercialization License Agreement and the Autoliv Master Commercialization License Agreement, respectively) and related services to each of the Parties shall be made pursuant to the terms and conditions set out in the Volvo Cars Master Commercialization License Agreement and the Autoliv Master Commercialization License Agreement, respectively, and the compensation paid by each Party to the JV Company in relation to such supply shall be calculated according to Clause 3.2.2 below.

3.2.2	The compensation for software to be paid by each Party to the JV Company upon Order (as defined in the Volvo Cars Master Commercialization License Agreement and the Autoliv Master Commercialization License Agreement, respectively) shall be determined annually. The compensation for software supplied by the JV Company should be established on the basis that Autoliv shall [*], which has been agreed between the Parties. [*] shall be agreed annually between the Parties and the JV Company (as set out in Section 3.2.3 below) and shall be based [*].

The calculation of the compensation described above is further elaborated according to the following formula (and as further outlined in Exhibit 3.2.3):

[*]

3.2.3	For the purpose of determining the compensation for software pursuant to Clause 3.2.2 above, the JV Company shall on a yearly basis initiate a pricing process, obliging Autoliv to provide information on Autoliv’s forecasted fair price of the software and expected Expenses for the next calendar year, and which shall serve as a basis for the calculation of market price on the supply of software by the JV Company. The pricing process shall be conducted in the steps set out in Exhibit 3.2.3.

3.2.4	The Parties understand and agree that Application Engineering may be incurred by either Party in order to customize the software for an Autoliv customer. [*]

3.3	Arrangements between a JV Group Company and a Party

3.3.1	All arrangements between a Party (or an Affiliate of a Party) and a JV Group Company shall be transparent, and all agreements, other arrangements and business between a JV

*CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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Group Company and a Party (or an Affiliate of a Party) shall when entered into be made on customary commercial terms and on arm’s length basis. The Parties agree that the agreements that are Exhibits to this Agreement are entered into on such terms.

3.3.2	On this day, the JV Company has in addition to the agreements set out in Clause E, entered into the following arrangements with one or both of the Parties:

(a)	a license agreement with Volvo Cars regarding the commercialization of the JV Company’s Intellectual Property Rights, Exhibit 3.3.2(a) (the “Volvo Cars Master Commercialization License Agreement”);

(b)	a license agreement with Autoliv regarding the commercialization of the JV Company’s Intellectual Property Rights, Exhibit 3.3.2(b) (the “Autoliv Master Commercialization License Agreement”); and

(c)	a transitional services agreement entered into with Volvo Cars and Autoliv, pursuant to which Volvo Cars and Autoliv respectively, in order to facilitate the establishment of the Business, have agreed to provide certain services to the JV Company for a transitional period, Exhibit 3.3.2(c) (the “Transitional Services Agreement”).

3.3.3	[*]

3.3.4	A JV Group Company may from time to time enter into additional agreements with any of or both Parties (or Affiliates of any or both Parties) in relation to additional services to be provided to a JV Group Company. The level of services provided to a JV Group Company by a Party (or an Affiliate of a Party) shall be no less favourable than the applicable service level for similar services provided to companies with the respective Party’s group. In addition, the principles set out in the Transitional Services Agreement shall apply.

3.3.5	A JV Group Company may from time to time enter into additional agreements with any of or both Parties (or Affiliates of any or both Parties) in relation to provision by a JV Group Company of development services or certain support and maintenance services by a JV Group Company to a Party (or an Affiliate of a Party).

3.3.6	The Board shall on a Party’s request, but not more often than every second (2nd) year, evaluate any agreement that a JV Group Company has entered into with a Party (or an Affiliate of a Party) except for the Autoliv Master Commercialization License Agreement, Volvo Cars Master Commercialization License Agreement, Autoliv Background IP Assignment Agreement, Autoliv Background IP License Agreement, Autoliv Background Patent License Agreement, Volvo Cars Background IP Assignment Agreement, Volvo Cars Background IP License Agreement and Volvo Cars Background Patent License Agreement, in order to verify that such agreement is in accordance with Clause 3.3.1 and that it meets the agreed quality standards and service levels. If the Board is not able to agree unanimously on such matter, the Parties agree that such matter shall be deemed a Deadlock Matter and be resolved according to the provisions in Clause 5.7.

*CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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3.4	Insurances

The JV Group shall subscribe for and maintain adequate general, product, professional and third party liability insurances, as well as customary directors’ and officers’ insurances in line with industry standard.

4.	FINANCING OF THE JV COMPANY

4.1	The short-term and long-term business plan, including Business Plan milestones, of the JV Company is set out in Exhibit 4.1 (the “Business Plan”).

4.2	The Parties shall make the initial capital contributions as set out in the Investment Agreement. The Business Plan sets out a projection of future funding needs. The Parties will monitor funding needs and consider additional capital injections on a case by case basis as the needs arise.

4.3	Except for the capital contributions to be made by the Parties pursuant to the Investment Agreement and/or the Business Plan described in Clause 4.2, the JV Group shall primarily be financed by way of its equity and by way of internally generated funds and borrowing from external lenders. The Parties shall make commercially reasonable efforts to secure external bank financing in respect of the JV Group on appropriate and favourable terms and conditions, satisfactory to both Parties. The Parties shall not have an obligation to stand surety for the JV Group.

4.4	No Party shall thus (except for as set out in Clause 4.2) have an obligation to make any capital contribution to the JV Group by way of a loan, shareholder’s contribution, share capital or otherwise.

5.	MANAGEMENT OF THE JV COMPANY

5.1	General

The management of the JV Company shall through the Board and the general meeting be based on consent between the Parties and among the directors of the Board.

5.2	The Board

5.2.1	The management of the Business shall be the responsibility of the Board.

5.2.2	The Board shall consist of four (4) directors, of which the Parties shall be entitled to nominate two (2) each, and of two (2) deputy directors, of which the Parties shall be entitled to nominate one (1) each. A deputy director nominated by one of the Parties may not act as an alternate for a director nominated by the other Party. A deputy director shall receive board materials and have the right to attend and speak at Board meetings even if such deputy director is not acting as an alternate director. The Parties undertake to vote in favour of appointing the directors nominated by the other Party. In case employee representatives are appointed, the Parties shall agree on such procedures that are necessary to maintain the voting power and the decision making on the Board as if no employee representatives were appointed.

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5.2.3	The right to nominate a director or deputy director conferred on a Party under this Clause 5.2 shall include the right for that Party to request the removal at any time from such office such person nominated by that Party as a director or deputy director. In the event of such removal, the relevant Party shall have the right to nominate a new director or deputy director. After consulting the other Party, the Party nominating a new director or deputy director shall inform the Board, which in its turn shall call a shareholders’ meeting to elect the new director or deputy director and the Parties shall vote in accordance with such nomination.

5.2.4	The Chairman shall be elected by the Board at the board meeting held immediately after the annual general meeting of shareholders or (when otherwise required, for instance, if the Chairman resigns his or her post) at some other board meeting during the period up until the end of the following annual general meeting of shareholders. The chairmanship shall rotate between the Parties every second (2nd) year (i.e. the first Chairman shall be replaced by a Volvo Cars appointed chairman at the first board meeting held following the second anniversary of this Agreement). The Parties agree that a director of the Board nominated by Autoliv shall be the first Chairman. The Chairman shall not have a casting vote.

5.2.5	The Secretary of the Board shall be appointed by the Board and shall be the general counsel (or another person nominated by the general counsel) of the Shareholder holding the Chairmanship for the relevant period.

5.2.6	The members of the Board shall serve for a term beginning upon their election and ending at the next annual general meeting of shareholders. For the avoidance of doubt, the Parties acknowledge that the directors and the deputy directors may be re-elected. The directors and the deputy directors shall not be entitled to receive any remuneration from the JV Company for their work performed in their capacity as directors or deputy directors of the JV Company.

5.2.7	The Board will not constitute a quorum at any Board meeting without the presence of two (2) directors, of which one (1) has been appointed by Volvo Cars and one (1) by Autoliv. If the required quorum is not present at a Board meeting, the Chairman shall, by not less than five (5) Business Days’ prior written notice to each director, reconvene the meeting.

5.2.8	The Chairman shall ensure that board meetings are held whenever necessary. The Board shall be convened four (4) times per year or more often upon request by a director.

5.2.9	Meetings of the Board shall normally be convened by at least five (5) Business Days written notice, provided, however, that a shorter notice period may be applied if, in the Chairman’s reasonable opinion, an issue of material importance promptly needs to be resolved on by the Board. Such notice shall be in English and shall state the time, place and agenda of the meeting and shall be sent to each director and deputy director by registered mail or email to the address or e-mail address of each director and deputy director, which shall have been informed in writing by each director and deputy director to the Chairman.

5.2.10	The Board shall annually resolve on a written rules of procedure for the Board (including any distribution of work or responsibility by and among the directors and deputy directors). The initial rules of procedure for the Board are set out in Exhibit 5.2.10.

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5.2.11	Each of the Parties is responsible for, and shall take all steps within its power to ensure, the compliance by the directors and deputy directors with the terms and conditions of this Agreement, and no Party shall omit to perform (or omit to procure the performance of) any of its respective obligations provided for in this Agreement. Where to give effect to all or any of the provisions herein, each of the Parties shall be responsible for, and shall take all steps within its power to ensure that, the directors and deputy directors (when relevant) take such steps within their powers as are necessary to give effect thereto.

5.3	The Managing Director and the CFO

5.3.1	The Board shall appoint the Managing Director, who shall be responsible for the day-to-day management of the JV Company, and the CFO, who shall be responsible for overseeing the financial activities of the JV Company. The Board shall also be responsible for the appointment of additional senior executives of the JV Company. This clause shall apply mutatis mutandis to the Subsidiaries and their respective boards, managing directors and CFOs.

5.3.2	The Managing Director and the CFO shall be employed in the JV Company on customary terms and conditions.

5.3.3	The authority and responsibility of the Managing Director are set out in the initial instructions in Exhibit 5.3.3(a) and the authority and responsibility of the CFO, including a financial reporting scheme, are set out in the initial instructions in Exhibit 5.3.3(b). The Parties shall procure that the instructions are adopted by the Board. Unless there is a conflicts of interest matter (i.e. where the JV Company’s interest may be contrary to one of the Parties), the Board and the Parties shall not interfere with the day-to-day management within the scope of the delegation of authority (as set out in Exhibits 5.3.3(a) and Exhibit 5.3.3(b)).

5.3.4	The Managing Director shall procure that the Board is provided with written reports in respect of the JV Group and the Business. The reports shall be in English, if not otherwise agreed between the Parties, and shall be provided by the Managing Director to the Board on a monthly basis. The Managing Director shall also procure that the following information is provided to the Board:

(a)	monthly, quarterly and yearly financial reports of each of the JV Group Companies and the JV Group, on both IFRS and US GAAP basis, in accordance with the instructions set out in Exhibits 5.3.3(a) and (b) (which may be amended from time to time by the Board);

(b)	such other information on the financial condition, business and operations of the JV Company as the Parties may reasonably require (and cannot obtain by itself), without undue delay;

(c)	monthly, quarterly and yearly updates in respect of technology developments made by the JV Group and as further set out in the instructions of the Managing Director or as the Board deems necessary;

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(d)	material claims and litigation relating to the JV Group, without undue delay; and

(e)	breach of agreement by a counterparty to a material agreement of the JV Group, without delay,

in each case, to the extent such information is not already presented and delivered in writing at a board meeting in the JV Company.

5.4	General meetings

5.4.1	Annual general meetings of shareholders shall be held in the JV Company, as required by applicable law. Extraordinary general meetings of shareholders shall be held in the JV Company to the extent required by this Agreement or applicable law. General meetings of shareholders shall be convened upon resolution by the Board. Notices to convene a general meeting of shareholders in the JV Company shall be given in English and in accordance with the Articles of Association, unless otherwise agreed between the Parties.

5.4.2	At an annual general meeting of shareholders, all matters required to be dealt with at such meeting according to the Companies Act and the Articles of Association, shall be included on the agenda. Otherwise, the agenda of any general meeting of shareholders shall be resolved by the Board.

5.4.3	Decisions by the general meeting of shareholders for the passing of any resolution that have been included on the agenda for such meeting, or which is required to be dealt with at a general meeting of shareholders according to the Companies Act or the Articles of Association, shall be adopted by consent, unless otherwise set out in this Agreement.

5.4.4	Each Party undertakes to exercise its voting rights at a general meeting of shareholders, by itself or through a representative, in the manner required for the provisions of this Agreement to be effected. Each Party further undertakes to vote (by itself or through a representative) for election of the directors or deputy directors nominated for appointment under this Agreement, and, at the request of the Party who nominated the director or deputy director, for removal and possible replacement of a director or deputy director appointed under this Agreement.

5.5	Auditor

A general meeting of shareholders shall elect an auditor of the JV Company. The auditor of the JV Company shall be a well-reputed international auditing firm not serving as an auditor for either party (or employing the auditor serving as an auditor for either party).

5.6	Decision making

A decision shall, in the event of a Board meeting, require (i) a unanimous approval of all the directors of the Board appointed by a Party participating in the board meeting, taking into account the quorum requirement set forth in Clause 5.2.7 or, to the extent such matter falls outside the competence of the Board and within the competence of the general meeting of the shareholders pursuant to applicable law or this Agreement, (ii) a unanimous approval of the representatives of both Parties given at the general meeting of shareholders in the JV Company.

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5.7	Deadlock procedure

5.7.1	In the event that the Board or the relevant general meeting of shareholders in the JV Company is unable to pass a resolution within fifteen (15) Business Days of such matter first being considered and put for a decision by the Board or the general meeting of shareholders (as the case may be), then a Party may serve a notice (the “Deadlock Notice”) to the other Party with the consequence that such matter is considered a deadlock matter (a “Deadlock Matter”).

5.7.2	Upon receipt of a Deadlock Notice, the Parties shall refer the Deadlock Matter to a committee (the ”Escalation Committee”), which shall consist of the CEO of each Party at the time, for consultation and negotiations in good faith with a view to resolve such Deadlock Matter. The consultation and negotiations shall always take into consideration the reasonable best interest of the JV Group as well as each Party’s purpose with its investment in the JV Company (as set out in herein). The negotiations shall commence as soon as reasonably possible, and in any event within ten (10) Business Days after the receipt of the Deadlock Notice. If the Escalation Committee has not been able to resolve the Deadlock Matter within thirty (30) Business Days following receipt of the Deadlock Notice, the Deadlock Matter shall be struck from the agenda of the relevant board meeting or the general meeting of shareholders (as applicable) and any proposal made in respect of the Deadlock Matter shall not proceed unless the issue has to be resolved upon according to mandatory applicable law or contractual obligations of the JV Group in relation to a third party or otherwise would jeopardize the existence of the JV Group (a “Mandatory Deadlock Matter”).

5.7.3	In case of a deadlock situation in accordance with this Clause 5.7, the Parties undertake to ensure that, during a reasonable time period, the JV Group continues to operate towards the Parties and third parties (including employees) so that (i) the deadlock situation does not have a material and adverse effect on the JV Group, (ii) the JV Group in all material respects honours its obligations and (iii) a Party can continue to deliver in accordance with its obligations, assuming that the Party had entered into such obligations on the basis of what could reasonably be expected from the JV Group on the basis of the most recent Business Plan. The Parties agree that the deadlock situation shall not impose an obligation of additional financing for the Parties.

5.7.4	The provisions set out in Clause 13 (Dissolution of the Parties’ co-operation) shall apply in the event of a Mandatory Deadlock Matter, but subject to Clause 5.7.3.

5.8	Conflicts of interest

5.8.1

If requested by either Party and due to a conflict of interest between a Party and the JV Group, the following procedure shall apply with regard to matters (a “Conflict Matter”) which should be resolved on by the Board or by the general meeting of shareholders. The Conflict Matter shall be referred to the Escalation Committee where the CEO:s of the Parties shall act in the reasonable best interest of the JV Group as well as each Party’s purpose with its investment in the JV Group (as set out in herein), and negotiate with sound business judgement (taking the JV Group’s interests into account) in order to agree how the JV Group shall proceed. In case the Conflict Matter

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at hand becomes a matter that must be resolved upon according to mandatory applicable law or contractual obligations of the JV Group in relation to a third party or where it would otherwise jeopardize the existence of the JV Group, Clause 5.7.2 shall apply mutatis mutandis.

5.8.2	The Parties agree that Conflict Matters are not within the competence of the Managing Director to resolve on.

5.9	Authority to sign

5.9.1	The authority to sign on behalf of the JV Company shall be vested in the Board in its entirety and in two (2) directors jointly, of which one (1) shall be appointed by Volvo Cars and one (1) by Autoliv.

5.9.2	The Managing Director shall be authorised to sign for the JV Company as regards the day-to-day management of the JV Company in accordance with the Companies Act and the instructions to the Managing Director.

5.10	Accounts and reporting

5.10.1	Each of the JV Group Companies shall maintain complete and accurate records and accounting books prepared and maintained in accordance with the Accounting Principles and as directed by the Board.

5.10.2	The JV Company shall prepare and distribute to the Parties monthly, quarterly and annual financial statements of the JV Group. The financial statements shall be based on the Accounting Principles and shall be in such form as set out in Exhibit 5.3.3 (b), or as is otherwise determined by the Board or as may be reasonably requested by a Party. The annual financial statements of the JV Group shall be distributed to the Parties within the end of the first quarter during the subsequent financial year and the quarterly accounts shall be distributed to the Parties at the latest within ten (10) Business Days from the end of the relevant quarter.

5.11	Access to information

5.11.1	Each Party shall, to the extent legally permissible, have reasonable access to the accounts, books, contracts, properties, records and other documents of, or relating to, the JV Group and the conduct of the Business as may reasonably be requested by such Party.

5.11.2	Each Party undertakes to inform the directors and the deputy directors nominated by such Party of their obligation of confidentiality under this Agreement and applicable law with respect to any and all information provided to them concerning the JV Group.

5.11.3	For the purpose of safeguarding confidential information that a Party may share with the JV Company on OEMs (including Volvo Cars, in its capacity of an OEM), the Parties shall establish and maintain an information barrier protocol.

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5.12	Code of Conduct

The JV Group shall as soon as possible, but no later than two (2) months, after the date of this Agreement adopt a code of conduct that in substance is no less restrictive than the codes of conduct adopted by the Parties as set out in Exhibits 5.12(a) and 5.12(b). The Parties’ respective compliance departments shall co-operate and support the JV Group in the preparation and establishment of a code of conduct, as well as in matters of interpretation and compliance of the Parties’ codes of conduct during the period before adoption by the JV Group of its own code of conduct.

5.13	Special Projects procedure

5.13.1	In case a Party desires to pursue an investment, acquisition, development or similar that is or may be subject to the non-competition undertaking set out in Clause 11.1 (a “Special Project”), such Party shall present the Special Project (setting out the reasonable terms and conditions applicable to the Special Project) to the Board and the Board shall convene as soon as reasonably possible (taking into account that time may be of the essence to conclude the Special Project).

5.13.2	Unless the Board passes a resolution within 20 days of receipt of such presentation (the “Special Project Time Period”) to accept the JV Company to assume and to carry out the Special Project (pursuant to the reasonable terms and conditions as set out the presentation of the Special Project), the requesting Party shall be entitled to carry out the Special Project notwithstanding that the Special Project could result in operations for the requesting Party which could be in breach of the non-competition undertaking set out in Clause 11.1. The same shall apply if the Board at any time during the Special Project Time Period, including any prolongation thereof resolved by the Board, passes a resolution not to accept the JV Company to assume and to carry out the Special Project. The Board shall be entitled to resolve to prolong the Special Project Time Period to the extent the Board deems necessary in order for the Board to evaluate the Special Project.

5.13.3	For the avoidance of doubt and subject to the Special Project procedure set out in this Clause 5.13, the other Party agrees and accepts that the requesting Party while carrying out the Special Project will have certain operations in breach of the non-competition undertaking set out in Clause 11.1. The Parties agree that this Clause shall to no extent restrict the operations of the JV Group.

5.13.4	For the avoidance of doubt, the provisions regarding Deadlock procedure in Clause 5.7 and Conflicts of Interest in Clause 5.8 shall not apply for the Special Project procedure in this Clause 5.13.

6.	ALLOCATION OF FUNDS AVAILABLE FOR DISTRIBUTION

6.1	The JV Company is intended to be profitable and that the profits generated by the JV Company are during the lifetime of the first business plan primarily intended to be invested in the further development of the JV Company and the Business as set out therein.

6.2	[*]

*CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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6.3	[*]

7.	INTELLECTUAL PROPERTY RIGHTS

7.1	The JV Company shall exclusively own all Intellectual Property Rights which are transferred to the JV Company pursuant to the Autoliv Background IP Assignment Agreement and the Volvo Cars Background IP Assignment Agreement and as described in the Investment Agreement (the “Background IPR”) as well as such Intellectual Property Rights which are generated by the Company through its development activities (the “Foreground IP”).

7.2	The JV Company shall be responsible for the management and administration of the Foreground IP as well as the Background IPR assigned to it, including, but not limited to, patent prosecution and similar (if any) and the JV Company shall take all appropriate and necessary actions to protect the ownership and value of the Foreground IP. For such purpose, the JV Company has implemented an IP strategy, Exhibit 7.2, which shall be subject to evaluation by the Board each second (2nd) year.

7.3	The Autoliv Background IP Assignment Agreement, Autoliv Background IP License Agreement, Autoliv Background Patent License Agreement, Autoliv Master Commercialization License Agreement, Volvo Cars Background IP Assignment Agreement, Volvo Cars Background IP License Agreement, Volvo Cars Background Patent License Agreement, Volvo Cars Master Commercialization License Agreement, and the Transitional Services Agreement will each, on the terms and conditions set out in the respective agreement, grant the Parties and/or the JV Company rights to dispose over certain Intellectual Property Rights. With the exception of what may otherwise be stated in the above-mentioned agreements;

(a)	neither a Party, nor the JV Company shall be entitled to make use of the other Party’s Intellectual Property Rights unless such other Party has given its prior written consent thereto (and provided such consent has not been subsequently withdrawn according to the terms of the consent); and

(b)	subject to the terms of this Agreement, neither Party shall be obliged to offer the JV Company or the other Party to acquire or make use of Intellectual Property Rights belonging to such first Party and a Party may, at its own discretion and at any time, subject to the terms and conditions of any license agreement in effect between such Party and the JV Company, or between the Parties, withdraw any authority granted to the JV Company or the other Party to make use of such Intellectual Property Rights.

*CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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7.4	If the Board resolves in accordance with this Agreement to cease the development and/or commercialization of any technology covered by the Intellectual Property Rights owned by the JV Company (provided that it is possible to clearly separate such technology from other technology which the JV Company continues to develop/commercialize), a license agreement shall be entered into with each Party whereby each Party is granted a license to develop and commercialize the technology and use such Intellectual Property Rights on the same terms and conditions for the relevant Party as the Autoliv and Volvo Master Commercialization License Agreement (respectively).

7.5	If the Board resolves in accordance with this Agreement not to patent a patentable innovation covered by Intellectual Property Rights owned by the JV Company, a Party wishing to patent such innovation shall have the right to request that the JV Company patents such patentable innovation. Each Party shall have the right to receive a licence to such patent on the same terms and conditions of the relevant Master Commercialization License Agreement provided that such Party bears the cost of the patentable innovation (and in case both Parties receive such license; the costs shall be shared equally between the Parties).

8.	DISPOSAL OF SHARES

8.1	General

8.1.1	During the term of this Agreement (including any sub-sequent terms) and except for transfers in accordance with Clause 8.2 (Transfer to Affiliates) and Clause 9 (Redemption), a Party may not transfer or otherwise dispose of any of its Shares, nor may it pledge, grant any option for or otherwise encumber or create any third party right over its Shares, without the prior written consent from the other Party

8.1.2	The Parties agree that no Party shall have any right to enter into an agreement with a third party to the effect that such third party, directly or indirectly, obtains a Share or its profit or an economical benefit related to the JV Company through the Party. Each Party confirms that it holds, and will continue to hold, its Shares on its own behalf and that it does not, and will not, act as an agent, front or other intermediary on behalf of a third party.

8.1.3	Nothing in this Agreement shall constitute a waiver by a Party of its pre-emptive or other rights that it may have under the Articles of Association if the other Party transfer any of its Shares.

8.2	Transfer to an Affiliate

8.2.1

A Party shall, in addition to Section 9.2.2 have the right to transfer, at the same time, all (and not less than all) of its Shares to a wholly owned (direct or indirect) Affiliate of Autoliv Inc or, as the case may be, Volvo Car AB, which acquires the Shares and assumes all rights and liabilities of the transferring Party under this Agreement and to the extent applicable and requested by the transferring Party, the relevant Master Commercialization License Agreement (both Parties undertake to procure that the JV Company in case needed shall consent to such Master Commercialization License Agreement being transferred) by becoming a party to this Agreement and taking the transferring Party’s place and provided that the Affiliate remains a wholly owned

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(direct or indirect) Affiliate of Autoliv Inc or, as the case may be, Volvo Car AB (applying the same restrictions as set out in Clause 8.1.2) during the term of this Agreement and any sub-sequent terms. The transferring Party shall guarantee as a primary obligor the obligations and liabilities of the wholly owned (direct or indirect) Affiliate of Autoliv Inc or, as the case may be, Volvo Car AB under this Agreement. It is, however, specifically agreed between the Parties that in case a transfer of the wholly owned (direct or indirect) Affiliate of Autoliv Inc or, as the case may be, Volvo Car AB is made in compliance with Clause 9.2.2 (i) the aforementioned guarantee shall terminate and (ii) the requirement to remain a wholly owned Affiliate (direct or indirect) of Autoliv Inc or, as the case may be, Volvo Car AB shall no longer apply.

8.2.2	Notwithstanding Clause 8.1.3, each Party undertakes to waive its pre-emptive or any other right that it may have under the Articles of Association if the other Party makes a transfer to a wholly owned (direct or indirect) Affiliate of Autoliv Inc or, as the case may be, Volvo Car AB in accordance with Clause 8.2.1.

9.	REDEMPTION

9.1	Material Breach

9.1.1	Where a Party has committed a material breach of this Agreement (the “Defaulting Party”) and the breach is not remedied within twenty (20) Business Days after receipt by the Defaulting Party of a notice of such breach (a “Default Notice”) from the other Party (the “Requesting Party”), the Requesting Party shall have the right to require redemption of the Shares held by the Defaulting Party.

9.1.2	The Requesting Party may exercise its right pursuant to Clause 9.1.1 by giving written notice thereof to the Defaulting Party, no later than three (3) months after receipt by the Defaulting Party of the Default Notice. After such three-month period, the Requesting Party shall be deemed to have waived its right to redemption of any Shares in respect of the breach set out in the Default Notice.

9.1.3	Unless the Parties agree otherwise, the redemption price under this Clause 9.1 shall be [*], established at a separate valuation in accordance with Clause 10 below, whereby the value shall be established as of the day of the Default Notice. The redemption price shall be paid in cash within fifteen (15) Business Days from the day of final establishment of the value of the Shares and the Defaulting Party undertakes to do such things and to execute such documents as shall be necessary or as the Requesting Party may reasonably request to give effect to the transfer.

9.1.4	Redemption under this Clause 9.1 does not exclude other remedies as a result of the breach of contract, but in calculating the damages, if any, the discounted redemption price paid for the Defaulting Party’s Shares pursuant to Clause 9.1.3 shall be taken into account.

9.1.5	The following shall apply with regard to the Defaulting Party’s right to use products developed by any of the JV Group Companies:

(a)	Existing products that are subject to a Master Commercialization License Agreement: The Defaulting Party’s Master Commercialization License Agreement shall continue in force with the same terms and conditions (including the obligation to pay royalties) as applied prior to the redemption of Shares.

*CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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(b)	Products under development (or existing products not subject to a Master Commercialization License Agreement): [*]. If the Parties have not agreed on terms and conditions (including royalties) with regard to such product prior to the redemption of Shares, the terms and conditions (including royalties) shall be agreed upon at the time of the redemption in accordance with this Clause 9.1. The Parties shall in such case use the terms and conditions (including royalties) of the relevant Commercialization Licence Agreement with regard to the Defaulting Party as guidance when deciding on the terms and conditions (including royalties) for the products.

9.1.6	The non-solicitation undertaking in Clause 11.2 shall continue to apply for the Defaulting Party during a period of twenty-four (24) months after redemption of the Defaulting Party’s Shares pursuant to this Clause 9.1.

9.2	Change of control

9.2.1	If a Party, is subject to a change of Control (the “Changing Party”), the other Party (the “Unchanging Party”) shall have the right to require redemption of the Shares held by the Changing Party. For the avoidance of doubt, this shall not apply if the change of Control happens on the level of Autoliv Inc, or above Volvo Cars group (i.e. Geely can sell Volvo Cars).

9.2.2	Notwithstanding the aforementioned:

(a)	The Parties acknowledge that each Party, during the term of this Agreement, may conduct, or may be subject to, an organizational restructuring, whereby a Party, together with a substantial part of the business conducted within such Party’s group, shall have the right to indirectly (through the transfer of the intra-group company being the parent company of such business) transfer all (and not less than all) of its Shares in the JV Company, provided that the relevant Master Commercialization License Agreement is transferred, to the parent company of such business or a wholly owned direct or indirect subsidiary of such parent company pursuant to the terms of the agreement, for the purpose of transferring, through e.g. a sale or a listing, said business to third party(-ies), resulting in the business no longer being wholly or partly controlled by Autoliv Inc. or, as the case may be, Volvo Car AB (the “Transaction”).

(b)	The Parties agree that, for the avoidance of doubt, a transfer of a business encompassing solely, or principally solely, a Party’s ownership in the JV Company shall not constitute a substantial part of such Party’s business.

(c)	The Changing Party understands that the Transaction requires the consent of the Unchanging Party. The Unchanging Party agrees to consent (not to be unreasonably withheld or delayed) to the Transaction, provided that (i) the Transaction is carried out as a step in a strategic restructuring within the Changing Party’s group and (ii) the third party acquiring indirect ownership of the Shares is a

*CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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Person who is not a competitor of the Unchanging Party, has the financial resources to meet the JV Company’s future needs as set out in the Business Plan (or an updated Business Plan approved by the Parties) and who a shareholder in the JV Company and a party to this Agreement should reasonably accept as an indirect holder of shares in the JV Company. In case consent is given, the Unchanging Party further undertakes to, in case needed, consent to the relevant Master Commercialization License Agreement being transferred to the parent company of such business or a wholly owned direct or indirect subsidiary of such parent company pursuant to the terms of said agreement and, in case needed, undertakes to procure that the JV Company consents to the transfer.

(d)	Despite Clause 8.1.3, each Party undertakes to waive its pre-emptive or any other right that it may have under the Articles of Association if the other Party makes a transfer in accordance with this Clause 9.2.2.

9.2.3	Unless consented to by the Unchanging Party pursuant to Section (c), the Changing Party shall give written notice (a “Change of Control Notice”) immediately upon the change of Control to the Unchanging Party regarding the change of control in the Changing Party. In order to constitute a valid Change of Control Notice, such notice must state the identity and reasonable details about the relevant third party.

9.2.4	The Unchanging Party may exercise its right pursuant to Clause 9.2.1 by giving written notice thereof to the Changing Party, no later than three (3) months after receipt by the Unchanging Party of the Change of Control Notice. After such three-month period, the Unchanging Party shall be deemed to have waived its right to redemption of any Shares in respect of the change of control set out in the Change of Control Notice.

9.2.5	Unless the Parties agree otherwise, the redemption price under this Clause 9.2 shall be [*], established at a separate valuation in accordance with Clause 10 below, whereby the value shall be established as of the day of the Change of Control Notice. The redemption price shall be paid in cash within fifteen (15) Business Days from the day of final establishment of the value of the Shares and the Changing Party undertakes to do such things and to execute such documents as shall be necessary or as the Unchanging Party may reasonably request to give effect to the transfer.

9.3	Insolvency

9.3.1	If, during the term of this Agreement, a Party is declared bankrupt, enters into composition arrangements with its creditors, suspends its payments or otherwise is found to be unable to pay its debts or to be insolvent (the “Insolvent Party”), the Insolvent Party shall immediately upon the insolvency event give written notice (the “Insolvency Notice”) to the to the other Party (the “Redeeming Party”) which shall have the right to purchase the Shares from the Insolvent Party, its bankruptcy estate or other holder of rights.

9.3.2	Not later than three (3) months after receipt by the Redeeming Party of the Insolvency Notice, the Redeeming Party must inform the Insolvent Party, its bankruptcy estate or other holder of rights in writing, whether or not it wishes to purchase the Insolvent Party’s Shares. If a notice to that effect has not been given within the stipulated period of time, the Redeeming Party shall be deemed to have refrained from its right to request redemption of the Shares.

*CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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9.3.3	Unless the Parties agree otherwise, the redemption price under this Clause 9.3 shall be one hundred (100) per cent of the value of the Insolvent Party’s Shares, established at a separate valuation in accordance with Clause 10 below, whereby the value of such Shares shall be established as of the day when the Redeeming Party applied for redemption of Shares. The redemption price for the Shares shall be paid in cash fifteen (15) Business Days from the day of final establishment of the value of the Shares and the Insolvent Party undertakes to do such things and to execute such documents as shall be necessary or as the Redeeming Party may reasonably request to give effect to the transfer.

10.	VALUATION

10.1	If the value of a Share is to be assessed under a provision in this Agreement, and the Parties cannot agree on the value, the value shall be established by two (2) experts jointly who, at the time of such appointment, are each partners and/or directors at a well-reputed international auditing firm (provided that a Party may not choose a partner or director from an auditing firm which is the auditor for such Party). One (1) valuation expert shall be appointed by Volvo Cars and one (1) such expert shall be appointed by Autoliv within ten (10) Business Days calculated from when the matter requiring valuation of Shares arose.

10.2	The experts shall provide their valuation of the JV Group to the Parties, not later than eight (8) weeks from the time when both experts have been appointed. If the experts fail to agree and provide their joint valuation within such time frame, each expert shall prepare an independent valuation of the JV Company and the JV Group as a whole including a final report where the principles used for the relevant expert’s valuation are described. The value of the JV Company shall then be assessed as the average value of the two valuations.

10.3	The valuation in Clause 10.2 above shall be made with the view to establish the JV Company’s fair market value, in accordance with the principles in the financial model set forth in Exhibit 10.3. The obtained value shall be distributed on all Shares, whereby the value of one (1) Share shall be deemed to correspond to the Share’s portion of the [*]. In establishing the market value, the experts shall have access to the same information about the JV Group as the Parties and the Board. The Parties undertake to see to it that the experts obtain such information. In doing this, they shall use their best efforts to ensure that the most recent information available will constitute the basis of valuation.

10.4	The Parties undertake, on the one hand, to accept each expert’s valuations and, on the other hand, not to institute arbitral or other legal proceedings in respect of such expert valuation, unless an error with significant effect on the valuation as a whole can be established.

10.5	Should a Party choose not to appoint an independent expert according to Clause 10.1 within the time frame set out in said Clause, the valuation of the Shares made by the expert chosen by the other Party alone shall be accepted by both Parties as the applicable value of the Shares for the purposes of this Agreement. In such event, the valuation of the expert chosen by the other Party shall be provided within six (6) weeks after the appointment of such expert.

10.6	The experts’ fees, expenses and costs shall be borne by the JV Company.

*CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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11.	COVENANTS

11.1	Non-competition

11.1.1	During the term of this Agreement, and based on the strategic rational of the Parties to pool resources within the JV Group to develop ADAS and HAD functionality to the automotive market, the Parties undertake to not, and shall procure that their Affiliates will not, directly or indirectly, carry out any activities, be engaged or concerned in any business, which compete with the Business as further described in Clause 3.1.1 and Exhibit 3.1.1 The non-compete undertaking set forth in this Clause 11.1 shall however be subject to the qualifications set out in Exhibit 11.1.

11.1.2	For the avoidance of doubt, the non-compete undertaking set forth in this Clause 11.1 shall not apply for a Special Project assumed and carried out by a Party in accordance with the Special Project procedure in Clause 5.13.

11.2	Non-solicitation

During the term of this Agreement, the Parties undertake to not, and shall procure that their Affiliates will not, directly or indirectly, solicit or engage the services of the employees of the JV Group.

11.3	Confidentiality

11.3.1	Each Party undertakes not to, without the prior written approval of the other Party, use Confidential Information, except for with regard to the existence of the Parties’ relationship under this Agreement or for the purpose of fulfilling any obligation or exercising any right that it has hereunder, and not to publish (including the issue of a public announcement) or otherwise disclose Confidential Information, in whole or in part. Each Party shall use reasonable efforts to procure that its and its Affiliates’ respective directors, officers, employees, consultants, agents and other representatives will likewise maintain strict confidence and secrecy in respect of such information and shall, when appropriate, enter into separate confidentiality agreements with said persons. For the avoidance of doubt, each Party shall bear full responsibility for such Party’s and such Party’s Affiliates’ respective directors, officers, employees, consultants, agents and other representatives.

11.3.2	Notwithstanding the provisions of Clause 11.3.1, a Party shall not be prevented from disclosing Confidential Information which:

(a)	is required to be disclosed pursuant to the requirements of a governmental authority, judicial order or stock exchange regulations, provided however that if a Party becomes aware of the possibility that it may be compelled by such requirements to disclose Confidential Information, such Party shall immediately give the other Party notice of this fact and consult and co-operate with the other Party as to whether and if so what action should be taken to resist the same;

(b)	is or becomes publicly available in writing otherwise than through a Party’s breach of its obligations pursuant to this Agreement;

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(c)	which was lawfully in a Party’s possession prior to such disclosure or acquired through a Party’s own independent research and which was not acquired from any of the JV Group Companies or the other Party, as evidenced by written records or other reasonable evidence by the Party claiming of having it in possession or acquired through own independent research save for if it has been transferred/contributed to any of the JV Group Companies in accordance with the Investment Agreement; or

(d)	is received without confidentiality restrictions from a third party which is not bound by a confidentiality obligation towards the other Party.

11.3.3	The confidentiality undertaking in this Clause 11.3 shall apply during the term of this Agreement and for a period of five (5) years after the expiry of this Agreement in respect of each Party.

11.3.4	The Parties acknowledge that it is of material importance to them, and for the entering into of this Agreement, that the above confidentiality undertaking has been agreed and is observed.

11.3.5	The Parties agree that each Party shall have a right to regular information updates from the JV Company reasonably necessary in order to carry out such Party’s activities under the respective Master Commercialisation License Agreement.

12.	TERM AND TERMINATION

12.1	This Agreement shall enter into force when it has been duly signed by both Parties and will be valid for an initial period up to and including the twenty (20th) anniversary of the date of this Agreement. Unless a Party serves to the other Party a notice of termination at the latest three years before such date, this Agreement will be automatically prolonged for consecutive ten (10) year periods with a right for each Party to terminate the Agreement with three (3) years’ notice prior to the end of each such period. A notice of termination shall be made in writing.

12.2	When a Party is no longer a shareholder in the JV Company as a consequence of such Party’s transfer of its Shares in the JV Company in compliance with the provisions of this Agreement (for the avoidance of doubt, including a redemption of the Shares in accordance with Clause 9) this Agreement will automatically terminate in respect of that Party as from the day when such Party’s Shares in the JV Company are transferred, save for Clauses11.2, 11.3, and 17 which shall continue in force.

12.3	The termination of this Agreement in relation to a Party will not release such Party from liability for any breach of this Agreement committed before the termination of this Agreement, and neither from obligations under this Agreement applicable to such Party post termination of the Agreement.

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13.	DISSOLUTION OF THE PARTIES’ CO-OPERATION

13.1	Dissolution of the JV Company

13.1.1	In the event of a Mandatory Deadlock Matter, and provided that such Mandatory Deadlock Matter occurs on or before the 1st anniversary of the signing of this Agreement, the Parties shall be obliged to resolve on a dissolution of the JV Company.

13.1.2	A dissolution of the JV Company shall be conducted in accordance with applicable law, and by distribution of the JV Company’s assets, rights, liabilities and obligations between the Parties, with an aim to return the assets and rights to the Parties in accordance with the respective Party’s contribution to the establishment of the JV Company (as further set out in the Investment Agreement).

13.1.3	The distribution of the JV Company’s assets and rights (and in particular the Intellectual Property Rights) shall be carried out in the following manner:

(a)	Each Party shall receive the assets and rights which have been contributed to any of the JV Group Companies by such Party, including, but not limited to the Intellectual Property previously solely owned by each Party and assigned under the Autoliv Background IP Assignment Agreement and the Volvo Cars Background IP Assignment, respectively.

(b)	If any asset or right cannot be distributed as stated in item (a) above, such Party shall primarily from the JV Company receive an amount corresponding to the value of such asset or right.

(c)	If a Party, as a consequence of application of items (a) and (b) above, receives assets and rights to a value less than what was contributed by such Party to any of the JV Group Companies, both Parties shall share such value loss. The value loss shall be shared by way of the other Party contributing its part of the loss in cash to the Party receiving a lower value than contributed.

(d)	Any overvalue in the JV Company after application of items (a) to (c) above shall be distributed between the Parties pro rata to their shareholding in the JV Company.

13.1.4	The Parties agree that in case of a dissolution under this Clause 13, the Foreground IP and the remaining Background IPR, i.e. the Intellectual Property previously jointly owned by the Parties and assigned under the Autoliv Background IP Assignment Agreement and the Volvo Cars Background IP Assignment respectively, (the “Remaining IPR”) shall be jointly owned by both Parties in equal and undivided shares. In course of the dissolution the JV Company shall assign and shall cause its Affiliates to assign to the Parties all of its rights and interest in the Remaining IPR to give effect to this Clause 13.1.4. Each Party and its Affiliates shall be entitled to Use and to License the Remaining IPR, in whole or in part, worldwide and perpetually (at least forty (40) years). The Parties shall in course of the dissolution of the JVA enter into good faith negotiations regarding the maintenance and defence of the Remaining IPR.

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13.1.5	If the Parties cannot agree on whom to appoint as liquidator, the liquidator shall, at the request of either Party, be appointed by the SCC.

13.1.6	In the event of a dissolution of the JV Company on or before the 1st anniversary of the signing of this Agreement, each Party shall have the right of first refusal but not the obligation to offer re-employment to such employees in the JV Group who transferred their employment from such Party in connection with the establishment of the JV Company.

13.1.7	The non-solicitation undertaking in Clause 11.2 shall continue to apply for the Parties, with regard to such employees in the JV Group who transferred their employment from the other Party to which such Party thus has a right of first refusal to offer re-employment to, during a period of twenty-four (24) months after the occurrence of a Mandatory Deadlock Matter pursuant to Clause 13.1.1.

13.2	Transformation of the JV Company

13.2.1	In the event of a Mandatory Deadlock Matter, and provided that such Mandatory Deadlock Matter occurs after the 1st anniversary of the signing of this Agreement, the Parties shall take all actions necessary to transform the JV Company into a holding company, with the sole purpose of being the owner and the licensor of the Intellectual Property Rights/the Foreground IP.

13.2.2	In case of a transformation of the JV Company in accordance with this Clause 13.2, the Parties undertake to ensure that the JV Group Companies during a reasonable ramp-down period (reasonably expected to be 6 to 12 months) (the “Ramp-Down Period”) continues to operate towards the Parties and third parties, including employees, (before the JV Company is finally transformed) so that (i) the transformation does not have a material and adverse effect on the JV Group Companies, (ii) the JV Group Companies in all material respects honour their respective obligations and (iii) that a Party can continue to deliver in accordance with its obligations, assuming that the Party has entered into such obligations on the basis of what could reasonably be expected from the JV Group Companies on the basis of the most recent Business Plan.

13.2.3	The Parties thus agree that any third party contractual relationship entered into by any of the JV Group Companies shall be handled in a good faith (through the transfer to a Party, shared between the Parties or by termination) and with an intention to secure the due fulfilment of the contractual obligations under such agreements and to minimize payment of liquidated damages and other losses attributable thereto.

13.2.4	The Parties agree that the transformation shall not impose an obligation of additional financing for the Parties. The JV Group shall, however, have a right to during the Ramp-Down Period, and as a consequence of the JV Company not having any employees (once transferred into an IP Holding Company) request a Party to provide required migration services (as set out in Exhibit 13.2.4) in order for the JV Group Companies to honour its contractual obligations on terms that are compliant with Clause 3.3.1.

13.2.5	As part of the transformation of the JV Company to a holding company pursuant to this Clause 13.2, the Parties agree that Clauses 1, 2.3—2.8, 5, 6, 8, 9, 10, 11.3, 12, 14, 15, 16 and 17 of this Agreement shall continue in force for the purpose of governing the Parties’ joint ownership and governance of the JV Company.

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13.2.6	Each Party shall continue to receive a license to the Intellectual Property Rights / Foreground IP, including copies of the source code and other documentation on the same terms as in the respective Master Commercialization License Agreement. The Parties will consequently also continue to pay royalties to the JV Company in accordance with such agreements.

13.2.7	The Parties acknowledge that no Party shall have a right of first refusal to offer re-employment to such employees in the JV Group who transferred their employment from such Party in connection with the establishment of the JV Company, and that the non-solicitation undertaking set out in Clause 11.2 shall not apply.

14.	NOTICES

14.1	To be valid between the Parties, notices in respect of this Agreement (including approvals and similar) shall be made in writing in English and sent by courier, regular mail or email to the Party concerned to the address stated below:

If to Volvo Cars:

Volvo Car Corporation

Attention: General Counsel

405 31 Gothenburg

Sweden

With a copy (not serving as a notice) to:

Mannheimer Swartling Advokatbyrå AB

Attention: Emma Olnäs Fors

P.O. Box 2235

Östra Hamngatan 16

SE-403 14 Gothenburg

Sweden

If to Autoliv:

Autoliv Development AB

Attention: General Counsel

Wallentinsvägen 22

447 83 Vårgårda

Sweden

With a copy (not serving as a notice) to:

Roschier Advokatbyrå AB

Attention: Björn Winström

P.O. Box 7358

SE-103 90 Stockholm

Sweden

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14.2	A notice shall be deemed to have reached the recipient:

(a)	the following Business Day, if sent by courier;

(b)	three (3) Business Days from when the notice was delivered, if sent by regular mail; or

(c)	if sent by email, on the day of dispatch if sent prior to 5pm CET on a Business Day and otherwise at 9am CET on the next Business Day, provided that: (a) the sender does not receive an email delivery failure message; and (b) the sender also on such Business Day sends the recipient a copy of the notice pursuant to Clause 0(a).

14.3	Any change of address shall be notified to the other Party in the manner prescribed in this Clause 14.

15.	RELATION TO THE ARTICLES OF ASSOCIATION AND THE COMPANIES ACT

15.1	As between the Parties, it is expressly acknowledged and agreed that the provisions of this Agreement shall have priority and apply over and above the Companies Act and the Articles of Association.

15.2	The Parties shall whenever necessary exercise all voting and other rights and powers available to them to procure the necessary amendment or alteration to the Articles of Association, to the extent necessary to permit the JV Company and its affairs to be carried out as provided in this Agreement.

15.3	The Parties shall not be entitled to request that this Agreement shall not be applied, in whole or in part, due to non-compliance with the provisions of the Articles of Association or the Companies Act.

16.	MISCELLANEOUS

16.1	If any provision of this Agreement is deemed invalid or unenforceable in accordance with its terms, such invalidity or unenforceability shall in no event affect the applicability of other provisions hereunder, which other provisions shall remain in full force and effect, provided however that the Parties shall agree on necessary amendments to this Agreement as to validly achieve, to the greatest extent possible, the same commercial effect as had such provision been deemed valid and enforceable.

16.2	Where the prerequisites of this Agreement would change in any material respect or where, as a consequence of a statutory amendment or other circumstance outside the Parties’ control, this Agreement would not apply in accordance with the Parties’ intentions, the Parties shall initiate negotiations in order to adjust this Agreement to these new circumstances, at the request of one of the Parties.

16.3	Except for as expressly set out in this Agreement, a Party’s failure to exercise a right under this Agreement or to call attention to certain circumstances under this Agreement, shall not mean that the Party has waived its rights in this respect, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.

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16.4	This Agreement embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Parties hereto with respect to the subject matter hereof, whether such be written or oral.

16.5	To be valid between the Parties, any supplements and amendments to this Agreement shall be made in writing and signed by both Parties, and it shall be clearly stated that these are amendments or supplements to this Agreement.

16.6	This Agreement and the rights and obligations set forth herein shall be binding upon and inure to the benefit of the Parties and their respective legal successors. This Agreement or any of the rights or obligations hereunder shall not be assignable (by operation of law or otherwise) by any Party in whole or in part without the prior written consent of the other Party, except if otherwise is set out in this Agreement.

16.7	Each Party shall bear all of its own costs and expenses incurred in connection with the preparation for and completion of this Agreement, including, without limitation, all costs and expenses of its advisors, agents, brokers, counsel and representatives.

16.8	The Parties do not intend to be and nor shall they be deemed to be treated as a general partnership or limited partnership, nor shall any of the provisions of this Agreement for any purpose be, or be deemed to constitute, a partnership or agency between the Parties.

16.9	For the avoidance of doubt, it is expressly set forth that this Agreement applies in respect of all of the Parties’ present and future Shares in the JV Company.

17.	GOVERNING LAW AND DISPUTE RESOLUTION

17.1	Disputes

17.1.1	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the SCC. The seat of arbitration shall be Gothenburg, Sweden. The language to be used in the arbitral proceedings shall be Swedish.

17.1.2	The Parties undertake and agree that all arbitral proceedings conducted or initiated with reference to this Clause 17.1.1 shall be kept strictly confidential. This confidentiality undertaking shall cover the fact that arbitration has been initiated, all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the prior written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way such Party’s rights vis-à-vis the other Party in connection with the dispute, or if such a right exists pursuant to a statute, a regulation, a decision by an authority, a stock exchange contract or similar.

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17.2	Governing law

This Agreement shall be governed by and construed in accordance with the laws of Sweden, without regard to its conflict of laws’ provisions.

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IN WITNESS WHEREOF, this Agreement has been signed in two (2) originals, of which the Parties have received one (1) each.

Place: Gothenberg	Place: Stockholm
Date: 18 April 2017	Date: 18 April 2017

VOLVO CAR CORPORATION	AUTOLIV DEVELOPMENT AB

/s/ Hans Oscarsson	/s/ Lars Sjöbring
Name: Hans Oscarsson	Name: Lars Sjöbring (by power of attorney)

/s/ Maria Hemberg
Name: Maria Hemberg

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